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ADVISORS SERIES TRUST
AMENDED AND RESTATED OPERATING EXPENSES LIMITATION AGREEMENT
THIS AMENDED AND RESTATED OPERATING EXPENSES LIMITATION AGREEMENT
(the “Agreement”) is effective as of August 8, 2022 by and between ADVISORS SERIES TRUST, a
Delaware statutory trust (the “Trust”), on behalf of each series listed in Appendix A as attached hereto
(each a “Fund”, and together the “Funds”), and the investment adviser of the Fund(s), Logan Capital
Management, Inc. (the “Advisor”).
WITNESSETH:
WHEREAS, the Advisor renders advice and services to the Fund(s) pursuant to the terms and provisions of an Investment Advisory Agreement between the Trust and the Advisor dated June 12, 2012
(the “Investment Advisory Agreement”); and
WHEREAS, pursuant to the Investment Advisory Agreement, each Fund is responsible for, and has assumed the obligation for, payment of all expenses that have not been assumed by the Advisor thereunder; and
WHEREAS, the Advisor desires to limit each Fund’s Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Trust
(on behalf of the Funds) desires to allow the Advisor to implement those limits;
NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intended to be legally bound hereby, mutually agree as follows:
1.Limit on Operating Expenses. The Advisor hereby agrees to limit each Fund’s Operating
Expenses to an annual rate, expressed as a percentage of the Fund’s average annual net assets, to the amounts listed in Appendix A (the “Annual Limits”) with respect to each Fund.  In the event that the current Operating Expenses, as accrued each month, exceed its Annual Limit, the Advisor will pay to the
Fund, on a monthly basis, the excess expense within 30 days of being notified that an excess expense payment is due.
2.Definition. For purposes of this Agreement, the term “Operating Expenses” with respect to a Fund is defined to include all expenses necessary or appropriate for the operation of a Fund, including the Advisor’s Investment Advisory or management fee detailed in the Investment Advisory
Agreement and other expenses described in the Investment Advisory Agreement, but does not include any front-end or contingent deferred loads, taxes, leverage interest, brokerage commissions, expenses incurred in connection with any merger or reorganization, extraordinary expenses such as litigation, or any class-
specific expenses such as Rule 12b-1 fees or Shareholder Servicing Plan fees.
3.Reimbursement of Fees and Expenses. The Advisor retains its right to receive reimbursement of any excess expense payments paid by it pursuant to this Agreement under the same terms and conditions as it is permitted to receive reimbursement of reductions of its investment management fee under the Investment Advisory Agreement.
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4.Term. This Agreement shall become effective on the date specified herein and shall remain in effect indefinitely and for a period of not less than one year, unless sooner terminated as provided in Paragraph 5 of this Agreement.
5.Termination. This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Trustees of the Trust, on behalf of the Funds, upon sixty (60) days’ written notice to the Advisor.  This Agreement may not be terminated by the Advisor without the consent of the Board of Trustees of the Trust, which consent will not be unreasonably withheld.  This Agreement will automatically terminate, with respect to each Fund listed in Appendix A, if the Investment Advisory
Agreement for that Fund is terminated, with such termination effective upon the effective date of the
Investment Advisory Agreement’s termination for that Fund.
6.Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.
7.Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.
8.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof, provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended and the Investment Advisers Act of
1940, as amended and any rules and regulations promulgated thereunder.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

ADVISORS SERIES TRUST	LOGAN CAPITAL MANAGEMENT, INC.
on behalf of the series listed on Schedule A

By: /s/ Jeffrey T. Rauman	By: /s/ Mary T. Evans

Print Name: Jeffrey T. Rauman	Print Name: Mary T. Evans

Title: President	Title: COO, CCO
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Appendix A

Fund and Share Class	Operating Expense Limit
Logan Capital Broad Innovative Growth ETF	0.99%